Exhibit 99.1

Pro Forma Condensed Consolidated Financial Statements (Unaudited)

On June 1, 2015, TravelCenters of America LLC and three of its subsidiaries, which we refer to collectively as we, our, us, or TA, entered into a Transaction Agreement with our principal landlord, Hospitality Properties Trust, and four of its subsidiaries, which we refer to collectively as HPT, as disclosed in the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 5, 2015. The transactions contemplated by the Transaction Agreement, include (i) the amendment and restatement of our lease with HPT for 144 properties, which we refer to as the Prior TA Lease, (ii) the sale of properties and other assets to, and our lease back of those properties and assets from, HPT, (iii) the purchase of properties from HPT and (iv) the sale to HPT of five travel centers upon the completion of their development, which is expected to be completed before June 30, 2017, at a purchase price equal to their development costs, including the cost of land, which costs are estimated to be not more than $118.0 million in the aggregate, and we agreed to lease back these properties from HPT.

Since June 1, 2015, we completed certain of the transactions contemplated by the Transaction Agreement as summarized below:

•                  On June 9, 2015, the Prior TA Lease was expanded and subdivided into four new leases, which we refer to collectively as the New TA Leases. The initial terms for the New TA Leases end on December 31, 2026, 2028, 2029 and 2030, respectively. Each of the New TA Leases grants us two renewal options of 15 years each.

•                  On June 9, 2015, HPT purchased from us, for $183.4 million, 10 travel centers we owned and certain assets we owned at eight properties we leased from HPT under the Prior TA Lease. HPT leased back these properties to us under the New TA Leases. Our annual rent increased by $15.8 million as a result of the sale and lease back of properties completed on June 9, 2015.

•                  On June 9, 2015, we purchased from HPT, for $45.0 million, five travel centers that we previously leased from HPT under the Prior TA Lease. Our annual rent decreased by $3.9 million as a result of our completion of the purchase of these properties.

•                  On June 16, 2015, HPT purchased from us, for $24.4 million, one travel center we owned and certain assets we owned at another travel center that we lease from HPT under one of the New TA Leases and HPT leased back the travel center and assets to us under two of the New TA Leases. Our annual rent increased by $2.1 million as a result of the sale and leaseback of the travel center and assets completed on June 16, 2015.

•                  On June 23, 2015, HPT purchased from us, for $20.1 million, one travel center we owned and certain assets we owned at another travel center that we lease from HPT under one of the New TA Leases and HPT leased back the travel center and assets to us under two of the New TA Leases. Our annual rent increased by $1.7 million as a result of the sale and leaseback of the travel center and assets completed on June 23, 2015.

•                  On September 23, 2015, HPT purchased from us, for $51.5 million, two travel centers we owned and certain assets we owned at another travel center that we lease from HPT under one of the New TA Leases and HPT leased back the two travel centers and assets to us under three of the New TA Leases. Our annual rent increased by $4.4 million as a result of the sale and leaseback of the travel centers and assets completed on September 23, 2015.

•                  On March 31, 2016, HPT purchased from us, for $19.7 million, one travel center we developed and owned, and HPT leased back the travel center to us under one of the New TA Leases. Our annual rent increased by $1.7 million as a result of the sale and leaseback of the travel center completed on March 31, 2016.

As of March 31, 2016, after giving effect to the above referenced transactions completed through that date, we leased a total of 154 properties from HPT under the New TA Leases.

The pro forma financial statements included herein include adjustments related to the amendments to the terms of our leases with HPT and our purchase of assets and our sale and lease back of assets on June 9, 2015, June 16, 2015, June 23, 2015, September 23, 2015, and March 31, 2016. The pro forma financial statements do not reflect adjustments related to the future sale and lease back of the remaining four properties we expect to sell to HPT after we have completed the construction of travel centers at those properties, as contemplated in the Transaction Agreement. The pro forma financial statements also do not reflect adjustments to rent payable to HPT as a result of our sales to HPT during the periods presented of improvements at properties that we lease from HPT, for periods prior to the dates HPT purchased such improvements. Such improvements totaled $99.9 million during 2015, and, in accordance with the leases, annual minimum rent at the time HPT purchased these improvements was increased by 8.5% of the amount of the improvements purchased by HPT. No pro forma adjustments have been made to reflect the results of operations for periods prior to our acquisitions of the travel centers and convenience stores we acquired from parties other than HPT during the periods presented, or to eliminate the one time acquisition costs related to such acquisition activities. For the year ended December 31, 2015, we incurred approximately $5.0 million of acquisition costs.

The adjustments to the pro forma condensed consolidated balance sheet as of December 31, 2015, assume that these transactions occurred on that date. The adjustments to the pro forma condensed consolidated statements of income for the year ended December 31, 2015, assume that these transactions occurred on January 1, 2015. The pro forma financial statements are primarily based on, and should be read in conjunction with our audited consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2015, which we refer to as our Annual Report.

The historical consolidated financial information of TA has been adjusted in the pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the transactions, (2) factually supportable, and (3) expected to have a continuing impact on the results of operations. The pro forma financial statements should be read in conjunction with the accompanying notes.

TravelCenters of America LLC

Pro Forma Condensed Consolidated Balance Sheets (Unaudited)

(in thousands)

	December 31, 2015 (as reported)	Transaction adjustments	Note	December 31, 2015 pro forma
Assets
Current assets:
Cash and cash equivalents	$172,087	$19,683	2 (a)	$191,770
Accounts receivable (less allowance for doubtful accounts of $850 as of December 31, 2015)	91,580	—		91,580
Inventory	183,492	—		183,492
Other current assets	48,181	—		48,181
Total current assets	495,340	19,683		515,023

Property and equipment, net	989,606	(19,683)	2 (b)	969,923
Goodwill and intangible assets, net	105,977	—		105,977
Other noncurrent assets	44,171	—		44,171
Total assets	$1,635,094	$—		$1,635,094

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$125,079	$—		$125,079
Current HPT Lease liabilities	37,030	—		37,030
Other current liabilities	133,513	—		133,513
Total current liabilities	295,622	—		295,622

Long term debt	330,000	—		330,000
Noncurrent HPT Lease liabilities	385,498	—		385,498
Other noncurrent liabilities	74,655	—		74,655
Total liabilities	1,085,775	—		1,085,775

Total shareholders’ equity	549,319	—		549,319
Total liabilities and shareholders’ equity	$1,635,094	$—		$1,635,094

TravelCenters of America LLC

Pro Forma Condensed Consolidated Statements of Income (Unaudited)

Year ended December 31, 2015

(in thousands, except per share data)

	As reported	Transaction adjustments	Note	Pro forma
Revenues:
Fuel	$4,055,448	$—		4,055,448
Nonfuel	1,782,761	—		1,782,761
Rent and royalties from franchisees	12,424	—		12,424
Total revenues	5,850,633	—		5,850,633

Cost of goods sold (excluding depreciation):
Fuel	3,640,954	—		3,640,954
Nonfuel	819,995	—		819,995
Total cost of goods sold	4,460,949	—		4,460,949

Operating expenses:
Site level operating	885,646	—		885,646
Selling, general and administrative	121,767	—		121,767
Real estate rent	231,591	10,613	2 (c)	242,204
Depreciation and amortization	72,383	(3,872)	2 (d)	68,511
Total operating expenses	1,311,387	6,741		1,318,128

Income from operations	78,297	(6,741)		71,556

Acquisition costs	5,048	—		5,048
Interest expense, net	22,545	(1,846)	2 (c)	20,699
Income from equity investees	4,056	—		4,056
Loss on extinguishment of debt	10,502	(10,502)	2 (f)	—
Income before income taxes and income from equity investees	44,258	5,607		49,865
Provision for income taxes	16,539	2,181	2 (e)	18,720
Net income	$27,719	$3,426		$31,145

Net income per common share:
Basic and diluted	$0.72	$0.10		$0.82

TravelCenters of America LLC

Notes to Condensed Consolidated Pro Forma Financial Statements (Unaudited)

(In thousands except for per share data, unless indicated otherwise)

Note 1.         Basis of Presentation

The condensed consolidated pro forma financial statements were derived from historical financial statements prepared in accordance with U.S. generally accepted accounting principles, and should be read in conjunction with our Annual and Quarterly Reports. The pro forma financial statements are presented for informational purposes only and are not necessarily indicative of what our results of operations actually would have been had the transaction been completed as of the dates indicated. In addition, the pro forma financial statements do not purport to project our future operating results. The accompanying pro forma financial statements do not reflect adjustments related to the expected sale and lease back of the four remaining properties we agreed to sell to HPT after we have completed the construction of travel centers at those properties.

Note 2. Pro Forma Transaction Adjustments

The condensed consolidated pro forma financial statements were prepared based on our historical consolidated financial statements and include adjustments for the amendments to the terms of our leases with HPT and our purchase of assets and our sale and lease back of assets on June 9, 2015, June 16, 2015, June 23, 2015, September 23, 2015, and March 31, 2016.

The historical consolidated financial information of TA has been adjusted in the pro forma financial statements to give effect to events that are (1) directly attributable to the transactions, (2) factually supportable, and (3) expected to have a continuing impact on the results of operations. The pro forma statements of income do not reflect the one time transaction related expense adjustment described in note (f) below.

Pro Forma Balance Sheet Adjustments

(a)               Cash

The adjustment to cash totaling $19,683 is comprised of proceeds from the sale to HPT of one travel center. The pro forma statements of income do not assume investment income related to the net increase in cash from the transactions.

(b)               Property and equipment, net

The adjustment to property and equipment, net totaling $19,683 reflects the sale of one travel center to HPT.

Pro Forma Statements of Income Adjustments

(c)                Real estate rent

The increase in our base rent payable to HPT as a result of the sale and lease back and purchase transactions described above is calculated as follows:

Proceeds from the sales of 14 travel centers and certain assets at 11 properties	$279,382
Less: Purchase price of five travel centers	(45,042)
Net proceeds from transaction	234,340
Rent increase rate	8.6%
Net increase in base rent	20,153

Proceeds from the sale of one development property	19,683
Rent increase rate for development properties	8.5%
Net increase in base rent	1,673

Total net increase in base rent	$21,826

Adjustments to real estate rent expense consisted of the following:

Year Ended December 31, 2015(1)
Increase in base rent due to sale and lease back and purchase transactions	$8,397
Add: Increase in base rent due to sale of one development property	1,673
Add: HPT rent previously classified as interest expense	1,846
Add: HPT rent previously charged against the sale leaseback financing obligation	704
Pro forma increase in real estate rent	12,620
Less: Amortization of deferred gain	(3,885)
Add: Amortization of other existing deferred rent credits over longer amended lease terms	1,878
Net adjustment to real estate rent expense	$10,613

(1) On June 9, 2015, June 16, 2015, June 23, 2015, and September 23, 2015, we completed certain of the transactions contemplated by the Transaction Agreement, as described above. Our historical results for the year ended December 31, 2015, include the effects of those completed transactions from those respective dates.

Taking into account the lease amendment of March 31, 2016, our annual run rate rent expense as of December 31, 2015, was as follows:

Annual rent payments obligation	$267,876
Adjustments:
Deduct amortization of deferred gain	(8,936)
Deduct net amortization of deferred rent credits and accruals	(6,845)
Deduct portion of rent payment recognized as principal and interest payments related to sale leaseback financing obligation	(2,138)
Annual run rate rent expense as of December 31, 2015	$249,957

The annual run rate rent expense as of December 31, 2015, does not take into account future increases in rent that may result from sales of improvements to HPT and from percentage rent.

(d)               Depreciation and amortization

Adjustments to depreciation and amortization expense in the pro forma statements of income consisted of the following:

Year ended December 31, 2015
Adjustment to remove depreciation expense related to the assets sold to HPT	$(3,559)
Adjustment to remove depreciation expense related to properties that now qualify for sale leaseback accounting	(313)
$(3,872)

(e)                Provision for income taxes

The pro forma transaction adjustments have been tax affected at a blended statutory federal and state income tax rate of 38.9%.

(f)                 Loss on extinguishment of debt

The purchase of five properties on June 9, 2015, that we formerly leased from HPT and subleased to franchisees, resulted in a loss on extinguishment of debt of $10,502 because the lease of these properties had been accounted for as a financing and the purchase prices paid for the properties exceeded the unamortized balance of the sale leaseback financing obligation. This loss on extinguishment of debt is eliminated and not reflected in the pro forma statements of income because it is non-recurring.